Exhibit 23.2

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:
Certified Public Accountants
Certified Internal Auditors
Certified Financial Planners®
Certified Valuation Analysts
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REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins
www.nicholscauley.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Freedom Bancshares, Inc. of our report dated March 13, 2007 relating to our audit of the consolidated financial statements included in and incorporated by reference in the Annual Report on Form 10-KSB of Freedom Bancshares, Inc. for the year ended December 31, 2006.

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

November 1, 2007